Exhibit 4.31

Power of Attorney

I, LIU Nian, a citizen of the People’s Republic of China (“China” or the “PRC”) whose Identification Card No. is [***] and a holder of 1% of the registered capital of Beijing Guangmu Weichen Technology Co., Ltd. (“Guangmu Weichen”) as of the date of this Power of Attorney, hereby irrevocably authorize and entrust Beijing Absolute Health Co., Ltd. (“WFOE”) to exercise the following rights and handle the following matters on my behalf relating to all equity interests held by me now and in the future (“My Shareholding”) in Guangmu Weichen, during the term of this Power of Attorney:

WFOE or any person(s) designated by WFOE (including but not limited to directors of WFOE’s parent company Waterdrop Group HK Limited, successors of such directors and liquidators in replacement of such directors, excluding any non-independent persons or persons who may result in the conflicts of interest) (“Agent”) is hereby authorized to act on my behalf as my sole and exclusive agent to exercise the rights with respect to all matters concerning My Shareholding, including without limitation to: (1) as the shareholder’s proxy, convening and attending shareholders’ meetings of Guangmu Weichen according to the company’s articles of association, (2) exercising all of the shareholder’s rights and shareholder’s voting rights that I am entitled to under the laws of China and the articles of association of Guangmu Weichen (including any other shareholder voting rights stipulated after the amendments to the articles of association), including without limitation handling the sale, transfer, pledge or disposition of My Shareholding in part or in whole, (3) representing myself in appointing and nominating any legal representative, director, supervisor, chief manager and other executive of Guangmu Weichen, and (4) sign the notice of the shareholders meeting, the meeting minutes and resolutions on behalf of the shareholders, and submit the documents required for the approval, registration and filing related to the company’s operation to the relevant government departments (including the company registration management department) on behalf of the shareholders.

Without limiting the generality of the powers granted hereunder, the Agent shall have the power and authority to, on behalf of myself, execute: (1) the Exclusive Option Agreement executed on December 8, 2021 by and among me, WFOE, Guangmu Weichen and other related parties, and (2) the Equity Interest Pledge Agreement executed on December 8, 2021 by and among me, WFOE, Guangmu Weichen and other related parties (in each case, including any modification, amendment or restatement to the aforementioned documents, collectively referred to as the “Transaction Documents”), and any documents and agreements I shall sign as required in the aforesaid agreements (including without limitation the “Share Transfer Contract” as described under the Exclusive Option Agreement).

All the actions associated with My Shareholding conducted by the Agent shall be deemed as my own actions, and all the documents related to My Shareholding executed by the Agent shall be deemed to be executed by me. I hereby acknowledge and ratify the actions taken by the Agent and the documents executed by the Agent in relation to My Shareholding.

The Agent has the right to re-authorize or assign one or multiple matters and its rights related to such matters under this Power of Attorney to any other person or entity at its own discretion and without obtaining my prior consent. If required by PRC laws, the Agent shall designate a qualified PRC citizen to handle such matters and exercise such rights as set forth in this Power of Attorney.

During the period that I am a shareholder of Guangmu Weichen, This Power of Attorney shall be irrevocable and continuously effective and valid from the date of execution of this Power of Attorney. This Power of Attorney takes effect as of the date hereof and shall become effective until all equity or all assets of Guangmu Weichen have been transferred to the WFOE and/or other entities or individuals designated by it in accordance with the Exclusive Option Agreement signed by the parties on the date of execution of this Power of Attorney.

I hereby declare and covenant the following: (1) I am a Chinese citizen with full capacity and a registered lawful shareholder of Guangmu Weichen. I have full and independent legal status and legal capacity, and have been duly authorized to sign, deliver and perform this Power of Attorney. I can independently act as a party of litigation, (2) There is no litigation, arbitration or other judicial or administrative action that has arisen and is pending that will affect my ability to perform the obligations under this Power of Attorney, (3) natural person shareholders have made proper arrangements and signed necessary documents to ensure that in the event of his or her death, incapacity, bankruptcy, divorce or other events that may affect their exercise of equity, the heirs, guardians, creditors, spouses and other persons who may acquire equity or related rights as a result, shall not affect or hinder the performance of this Power of Attorney.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to the Agent through this Power of Attorney, and shall not exercise such rights by myself.

This Power of Attorney is dated on December 8, 2021.

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Principal: /s/ LIU Nian

Accepted by: Beijing Absolute Health Co., Ltd. (seal)

Authorized Representative: /s/ SHEN Peng

(Company seal: /s/ Beijing Absolute Health Co., Ltd.)

Signature Page to Power of Attorney